Exhibit 99.1

LEAPFROG RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE

EMERYVILLE, Calif.—September 4, 2015—LeapFrog Enterprises, Inc. (NYSE:LF) (“LeapFrog” or the “Company”), the leader in innovative learning solutions for children, received a continued listing standards notice from the New York Stock Exchange (the "NYSE") on September 4, 2015, because the average closing price of the Company's common stock had fallen below $1.00 over a consecutive 30 trading-day period. The Company plans to notify the NYSE that it intends to cure the issue and regain compliance.

The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE, subject to the Company’s compliance with other listing standards. Under the NYSE rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement. The Company intends to maintain the listing of its common shares on the NYSE and will consider all available options to regain compliance with the NYSE’s continued listing standards.

The notice does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in innovative solutions that encourage a child's curiosity and love of learning throughout their early developmental journey. For 20 years, LeapFrog has helped children expand their knowledge and imagination through award-winning products that combine state-of-the-art educational expertise led by the LeapFrog Learning Team, innovative technology, and engaging play – turning playtime into quality time that helps children LeapFrog® Ahead. LeapFrog's proprietary learning tablets and ground-breaking developmental games, learn to read and write systems, interactive learning toys and more are designed to create personalized experiences that encourage, excite and build confidence in children. LeapFrog is based in Emeryville, California, and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Learn more at www.leapfrog.com.

TM & © 2015 LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

This release includes statements and information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding the continued trading of LeapFrog’s stock on the New York Stock Exchange, LeapFrog’s ability to regain compliance with the continued listing requirements of the Exchange, and the impact of receipt of the Exchange’s notice on the Company’s future business operations. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in LeapFrog’s filings with the Securities and Exchange Commission, available for viewing at www.sec.gov. All forward-looking statements are based on information available to LeapFrog on the date of this Release. LeapFrog does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:	Media:
Nancy Lee	Danielle Cantrell
Investor Relations	Public Relations
(510) 420-5150	(510) 420-4886
ir@leapfrog.com	dcantrell@leapfrog.com